Exhibit 99.1

Republic Bank & Trust Company Announces an Agreement to Sell Its Bowling Green Banking Center to Citizens First Bank, Inc.

LOUISVILLE, Ky.--(BUSINESS WIRE)--June 2, 2011--Republic Bank & Trust Company (“Republic Bank”), a subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic”), has entered into a definitive agreement to sell its banking center in Bowling Green, Kentucky to Citizens First Bank, Inc. (“Citizens”), a subsidiary of Citizens First Corporation (NASDAQ: CZFC).

The Agreement provides that Citizens will assume all deposits, fixed assets, and approximately one-half of the outstanding loans of Republic Bank’s Bowling Green banking center. Citizens also agreed to make employment offers to all branch-based employees of the banking center as part of the transaction. In the aggregate, the transaction covers approximately $35 million in deposits and approximately $14.5 million in loans. The transaction is subject to customary closing conditions, including regulatory approvals, and is anticipated to be completed during August 2011.

“We at Republic Bank would like to extend our sincere thanks to all our wonderful clients and associates in Bowling Green and are pleased Citizens recognizes the value of both as they expand their investment in the community. While we will profoundly miss working with, and serving, the fine people of the Bowling Green area, we believe this agreement provides a great benefit to our Bowling Green clients by making more banking locations available in their region. In addition, this transaction enables Republic to deploy its capital more efficiently in order to achieve its long-term growth and performance objectives,” said Steve Trager, president and CEO of Republic.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and Chief Executive Officer